[Neurologix Letterhead]

February 23, 2007

Dr. Martin J. Kaplitt

27110 Grand Central Parkway, Apt 32E

Floral Park, NY 11005-1232

Re: Consulting Agreement

Dear Dr. Kaplitt:

The purpose of this letter is to confirm the agreement between Neurologix, Inc., a Delaware corporation (the "Company"), and Dr. Martin J. Kaplitt, whose principal residential address is 27110 Grand Central Parkway, Apt. 32E Floral Park, NY  11005-1232 (the "Consultant"), with respect to certain consulting services to be provided to the Company. Accordingly, the Company and the Consultant agree as follows:

1.            Engagement of Consultant. The Company hereby engages the Consultant to consult with and assist the Company in connection with the business and operations of the Company, and the Consultant accepts such engagement, upon the terms and conditions set forth herein.

2.            Term. The term of engagement hereunder shall commence on the date hereof and shall terminate in accordance with Section 8 hereof. The Consultant's services as Executive Chairman of the Company shall be deemed to terminate effective January 1, 2007. Consultant will retain the title Chairman of the Company’s Board of Directors.

3.	Scope of Engagement.

(a)           During the Term, the Consultant shall be available to the Company to render the services to be performed pursuant to the terms hereof. The Consultant shall render medical and scientific consulting and advisory services, at such reasonable times as may be requested by the Company, subject to the reasonable availability of the Consultant to perform the engagement contemplated hereunder.

(b)          The Consultant shall perform such services as may be requested by the Company as it relates to, but not limited to:

(i)	the Company’s strategic relationships with licensors as well as research and academic institutions;
(ii)	serving as a liaison with the Company’s scientific consultants and Scientific Advisory Board;
(iii)	the Company’s intellectual property strategy;

(iv)	the Company’s investor and public relations programs;
(v)	the Company’s general research, manufacturing and regulatory issues; and
(vi)	other services as reasonably requested by the Company

(c)          Such services shall be rendered at the principal offices of the Company or at such other location as may be agreed upon by the Company and the Consultant. Any failure or inability of the Consultant as a result of any cause beyond his control or absence for reasonable periods to perform services hereunder, including but not limited to a temporary illness of the Consultant, shall not be deemed to constitute a default on the Consultant's part in the performance of his obligations.

4.            Status of Consultant. The Company and the Consultant, in respect of the consulting and advisory services hereunder, agree and acknowledge as follows:

(a)          From and after the date hereof, the Consultant shall perform his services hereunder as an independent contractor and not as an employee of the Company;

(b)          The Consultant shall not act as the legal representative or agent of the Company, and shall have no authority or right to enter into any contract or agreement or otherwise to create or assume any obligation of any kind on behalf of the Company without the prior written consent of the Company; and

(c)          The Consultant shall not make any representation, warranty or guaranty on behalf of the Company in the performance of his services.

5.            Compensation; Expenses. The Company shall pay to the Consultant, as a fee for his services hereunder, the sum of $85,000 per annum, payable in equal monthly installments, with the first such installment being paid on the one month anniversary of the date hereof. In addition, the Company shall pay or reimburse the Consultant for all of his reasonable costs and expenses incurred in rendering services hereunder; provided, that Consultant shall submit reports of such costs and expenses in such reasonable detail as may be requested by the Company. The Company shall provide, free of charge, to the Consultant reasonable use of the Company's offices and telephones and clerical/secretarial assistance.

6.            Confidentiality. The Consultant shall not disclose or use any information which the Company shall have designated as confidential during or after the term of this agreement. The Company shall have the right to seek injunctive relief for any breach or attempted breach of these provisions. The Consultant's services shall be subject to the Company's Code of Ethics and the Company's Insider Trading Policy, each as may be amended from time to time. Current copies of such policies have been furnished to the Consultant.

7.            Indemnification. The Company, its successors and assigns, shall indemnify and hold harmless the Consultant (including, for this purpose, their respective successors and assigns and heirs and legal representatives), from and against any and all claims, liabilities, losses, damages, costs and expenses asserted against or incurred by the Consultant as a result of or arising from his retention hereunder or his performance of services hereunder, to the same extent that the Company is required to indemnify its directors and officers pursuant to the Company's certificate of incorporation and by-laws, each as amended from time to time.

8.            Termination. This agreement shall terminate on the first anniversary hereof; provided that the Company and the Consultant may agree in writing to renew this agreement for subsequent one year periods. If, during the term hereof, the Consultant shall become physically or mentally incapacitated so as to be unable to perform the services hereunder, the Company shall have the right, at its election, to terminate this agreement, subject to its obligations hereunder accruing through the date of termination. Upon the Consultant's death or disability during the term hereof, this agreement shall terminate as of the date of death or disability, subject to the Company's obligations hereunder accruing through such date. The Company or the Consultant shall have the right to terminate this agreement upon (i) 30 days' prior written notice, (ii) a breach of this agreement by either of them or (iii) the merger, sale (including sale of substantially all the assets) or liquidation of the Company.

9.	Miscellaneous. The following additional terms shall be applicable:

(a)          This agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

(b)          This agreement contains the complete agreement and understanding between the Company and the Consultant with respect to the subject matter hereof, and supersedes all prior understandings and agreements between such parties. This agreement may only be amended or modified in writing signed by both such parties.

(c)          This agreement shall be binding upon and inure to the benefit of the Company and the Consultant and their respective successors and assigns. This agreement shall not be assignable by the Company or the Consultant.

(d)          Any notices to be given hereunder shall be in writing and either delivered in person or by first class mail, postage prepaid, to the Company at its principal office or to Consultant at the address set forth herein. Either of such parties may change an address in a notice given to the other party.

(e)          The provisions of Sections 6 and 7 hereof shall survive any termination of this agreement or of the Consultant's services hereunder.

If the foregoing correctly reflects your understanding of our agreement, please so signify your acceptance of the terms hereof by signing in the space provided below.

Sincerely,

NEUROLOGIX, INC.

By:	/s/ John E. Mordock

Name: John E. Mordock Title: President and Chief Executive Officer

By:	/s/ Marc L. Panoff
Name: Marc L. Panoff Title: Chief Financial Officer

Agreed and Accepted as of the

Date First Above Written:

/s/ Martin J. Kaplitt

Martin J. Kaplitt, M.D.

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